Exhibit 10.1
SIGN-ON INCENTIVE RECOVERY AGREEMENT
This Sign-On Incentive Recovery Agreement (“Agreement”) is made this 24th day of September 2008 by and between Monica Weed (“Employee”) and Navigant Consulting, Inc. (“NCI”).
1.	NCI has offered employment to Employee and, as incentive to Employee to accept the offer, has agreed to pay Employee a one-time sign on incentive bonus.

2.	Employee has accepted employment with NCI.
In consideration of the mutual promises contained in this Agreement, the parties agree as follows:
1.	INCENTIVE BONUS. NCI will pay Employee a one-time sign on incentive of $250,000 payable with Employee’s first paycheck.

2.	REPAYMENT. In the event that Employee either a) fails to begin employment with NCI as scheduled, or b) voluntarily terminates his/her employment with NCI, or c) is terminated by NCI for “Cause” (as defined below) within twenty four (24) months of the Employee’s hire date, Employee will immediately repay NCI 1/24th of the Bonus amount times the number of remaining Bonus Recovery months due and owing to NCI, without demand for payment.

“Cause” shall mean (i) the commission of a felony or the commission of any other crime that is injurious to the Company, to a Company employee or to a client of the Company; (ii) willful misconduct, dishonesty, fraud, attempted fraud or other willful action or willful failure to act that is injurious to the Company, to a Company employee or to a client of the Company; (iii) any material breach of fiduciary duty owed to the Company or to a client of the Company; (iv) any material breach of the terms of any agreement with the Company (including without limitation any employment agreement and any agreement regarding non-competition, non-solicitation of clients or employees, or confidentiality); (v) any material violation of a restriction on disclosure or use of privileged, proprietary or confidential information (including information belonging to the Company, to a client of the Company or to a third party to whom the Company owes a duty of confidentiality), but only if such violation is committed with actual notice of such restriction on disclosure; or (vi) any other material breach of the Company’s Code of Business Conduct and Ethics or its securities trading policies, as amended from time to time.

3.	EMPLOYEE AUTHORIZATION. Employee hereby authorizes NCI, without further notice to Employee, to withhold either from Employee’s final pay, accrued bonus, any final expense reimbursement due Employee, or any accrued vacation amount, such amounts sufficient to satisfy the repayment obligation described in Paragraph 2 of this Agreement.

4.	ATTORNEY’S FEES AND INTEREST. If Employee fails to repay the Incentive Bonus as set forth in this Agreement and NCI refers the matter to an attorney for collection, Employee agrees to pay all costs and reasonable attorney’s fees incurred by NCI in connection with such collection

Monica Weed
September 24, 2008
efforts. Interest shall accrue from the date of default at the prime rate as published in the Wall Street Journal as of the date Employee is in default of his/her repayment obligation.
5.	CONSTRUCTION. This Agreement shall be governed by and constructed and enforced under the laws of the State of Illinois.

6.	SUCCESSORS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the successors, assigns, heirs, survivors, and personal representatives of Employee and shall inure to the benefit of NCI, its successors, and assigns.

7.	NO BREACH. No breach of any provision of this Agreement shall be deemed waived unless it is waived in writing. Waiver of any one breach shall not be deemed a waiver of any other breach of the same or any other provision of this Agreement.

8.	AMENDMENTS. This Agreement may be amended or modified only by written agreement duly executed by Employee and NCI.

9.	SEVERABILITY. In the event that any provision or provisions of this Agreement shall be declared to be illegal or unenforceable by a court of competent jurisdiction, such illegality or unenforceability shall not affect the validity and enforceability of the remaining provisions.

10.	This is a contract. By signing this Agreement, Employee understands and acknowledges that he/she is undertaking an enforceable legal obligation and authorizing NCI to take certain actions to protect its interests.

NAVIGANT CONSULTING, INC.
By:	/s/ Julie M. Howard
Julie M. Howard
President and Chief Operating Officer

Agreed and accepted:
By: /s/ Monica Weed
      Monica Weed
Dated September 24, 2008
Please return with signed offer letter to Linda Jackson.

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